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                                                                      Exhibit 22


                          LANCASTER COLONY CORPORATION
                     SIGNIFICANT SUBSIDIARIES OF REGISTRANT
                     --------------------------------------


                                    State or Province         Percent of
       Name                          of Incorporation         Ownership
       ----                        --------------------       ----------
Colony Printing & Labeling, Inc.          Indiana                100%
Dee Zee, Inc.                             Ohio                   100%
Fostoria Glass Company                    West Virginia          100%
Indiana Glass Company                     Indiana                100%
LRV Acquisition Corp.                     Ohio                   100%
LaGrange Molded Products, Inc.            Delaware               100%
Lancaster Colony Canada Inc.              Ontario                100%
Lancaster Colony Commercial
 Products, Inc.                           Ohio                   100%
Lancaster Glass Corporation               Ohio                   100%
New York Frozen Foods, Inc.               Ohio                   100%
Pretty Products, Inc.                     Ohio                   100%
T. Marzetti Company                       Ohio                   100%
The Quality Bakery Company, Inc.          Ohio                   100%
Reames Foods, Inc.                        Iowa                   100%
Waycross Molded Products, Inc.            Ohio                   100%

All subsidiaries conduct their business under the names shown.





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